Exhibit 10.2

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF COPART, INC.
Copart, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:
1.The name of the Corporation is Copart, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 6, 2012.

2.The following amendment to the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

3.Article IX of the Certificate of Incorporation shall be amended and restated in its entirety to read as follows:
“ARTICLE IX
Reserved.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this __th day of December, 2016, and the foregoing facts stated herein are true and correct.

By:______________________________
Name:

Title: